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EXHIBIT 11 -  STATEMENT OF COMPUTATION OF EARNINGS



                          TOMPKINS COUNTY TRUSTCO INC.
                        WEIGHTED AVERAGE SHARES FOR 1996
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                                                                                    WEIGHTED
                                                     ACTUAL    NO.     AGGREGATE     AVERAGE
DATE                     DESCRIPTION                 SHARES    DAYS     SHARES       SHARES

01-Jan-96    Number of shares outstanding           3,549,615    80    283,969,200

21-Mar-96    22,000 treasury shares purchased       3,527,617    29    102,300,893

19-Apr-96    302 shares (options exercised)         3,527,919    73    257,538,087

01-Jul-96    Director's Fees/420 Treasury Shares    3,528,339    92    324,607,188

01-Oct-96    Director's Fees/377 Treasury Shares    3,528,716    21     74,103,036

22-Oct-96    Retired (Repurchased) 244,371 shares   3,284,345    70    229,904,150

31-Dec-96    Issue 9,618 ESOP shares for Jan        3,303,581     1      3,303,581
             profit sharing

             NUMBER OF DAYS IN THE YEAR:                       366   1,275,726,135  3,485,591

             1996 NET INCOME                       $9,179,000
             DIVIDED BY WEIGHTED AVERAGE SHARES     3,485,591
             EARNINGS PER SHARE                         $2.63

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 The dilutive effect of stock options outstanding on December 31, 1996,  was less than 3% of earnings per share, as computed by application of the "treasury stock method".